Goran Capital, Inc. - Consolidated
                                                                    Exhibit 11
Analysis of Earnings Per Share
US GAAP - Treasury Method

                                                                  Six Months                            Six Months
                                                                     Ended                                 Ended
See Note (1) below                                               June 30, 2000                         June 30, 1999


Average Price (US $)                                                  N/A                (A)                N/A

Proceeds from Exercise of Warrants and Options (US $)                 Nil                (B)                Nil

Shares Repurchased - Treasury Method                                  Nil             (B) / (A)             Nil

Shares Outstanding - Weighted Average                              5,868,065                             5,876,398

Add:  Options and Warrants Outstanding (1)                            Nil                                   Nil

Less:  Treasury Method - Shares Repurchased                           Nil                                   Nil

Shares Outstanding for US GAAP Purposes                            5,868,065            (C )             5,876,398

Net Earnings in Accordance with US GAAP                          $(8,738,000)            (D)           $(5,716,000)

Earnings (loss) Per Share - US GAAP - Basic                         $(1.49)                               $(0.97)

Earnings (loss) Per Share - US GAAP - Fully Diluted                 $(1.49)          (D) / (C )           $(0.97)

Note 1: There were no options outstanding with a dilutive effect for the six months ended June 30, 2000 or 1999.